Exhibit 21.01
INTUIT INC.
Subsidiaries as of August 1, 2011

Entity	Formation
Apps.com	Delaware
CBS Corporate Services, Inc.	Texas
CBS Employer Services, Inc.	Texas
CBS Properties, Inc.	Texas
Computing Resources, Inc.	Nevada
Dallas Innovative Merchant Solutions, LLC	Texas
Digital Insight Corporation	Delaware
Electronic Clearing House, Inc.	Nevada
EmployeeMatters Insurance Agency, Inc.	Connecticut
Homestead Technologies, Inc.	Delaware
Innovative Merchant Solutions, LLC	California
INTU Holdings, Ltd.	Mauritius
Intuit Administrative Services, Inc.	Delaware
Intuit Canada ULC	Canada
Intuit Canada Tax ULC	Canada
Intuit Consumer Group Inc.	California
Intuit Distribution Inc.	California
Intuit Do-It-Yourself Payroll	California
Intuit Holding Ltd	United Kingdom
Intuit India Product Development Centre Private Limited	India
Intuit India Software Solutions Private Limited	India
Intuit Insurance Services Inc.	California
Intuit Limited	United Kingdom
Intuit Singapore Pte. Limited	Singapore
Intuit Technology Services Private Limited	India
Intuit Ventures Inc.	Delaware
Investment Solutions Inc.	Delaware
JGSI Corporation	Delaware
Lacerte Software Corporate	Delaware
Lion's Partners, LLC	Delaware
Medfusion, Inc.	Delaware
MerchantAmerica, Inc.	California
Mint Software Inc.	Delaware
Paycycle, Inc.	Delaware
Payroll Solution, Inc.	Texas

Quicken Investment Services, Inc.	Delaware
Quincy Data Center, LLC	Washington
SecureTax.com, Inc.	Delaware
StepUp Commerce, Inc.	California
Superior Bankcard Service LLC	Delaware
Xpresschex, Inc.	California